Exhibit 10.4
TRANSITION AND SEPARATION AGREEMENT
Made and entered on this 20th day of October, 2024 (the “Effective Date”)
By and between

R2Net Israel Ltd., Registration No. 51-395749-8
of 10 Hasadnaot Street, Herzeliya, Israel
(hereinafter: the “Company”)    on the first part;

and
Oded Edelman, I.D. No. [XXXX]
of [XXXX]
(hereinafter: the “Executive”, and together with the Company, “Parties”)    on the second part;

Whereas    The Executive is employed by the Company as an executive, according to that certain Personal Employment Agreement entered into between the parties effective as of February 5, 2018, as amended by that First Amendment to Personal Employment Agreement, dated March 15, 2022 (as updated from time to time, the “Employment Agreement”);
Whereas    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement;
Whereas    The Executive and the Company mutually agreed to terminate the Executive’s employment, effective following the end of a transitional period commencing as of the Effective Date and ending on the Termination Date (as defined below) (the “Transition Period”), during which time the Executive will continue to be employed by the Company pursuant to the terms of this Transition and Separation Agreement (this “Agreement”);
Whereas    The Parties agreed that, subject to the terms set forth hereinbelow, the Executive shall be entitled to the special Transition Payments (as defined below) as recognition and subject to his undertakings under this Agreement;
Whereas    The Parties agreed that following the end of the Transition Period the employment relationship between the Parties shall terminate and the Executive waived his right to a hearing;
Whereas    the Parties wish to set forth in writing their mutual agreements and undertakings, in accordance with the terms and conditions set forth hereinbelow; and

Now, therefore, the Parties hereby represent, warrant, undertake and agree, as follows:

1.    Effective Termination of Employment
1.1    The Executive’s employment with the Company shall terminate effective February 1, 2025 (the “Fiscal 2025 End Date”), unless terminated sooner by the Company in accordance with the provisions of Section 1.4 hereinbelow (the effective date of such termination, the “Termination Date”).
1.2    During the Transition Period, the Executive shall continue working on a regular basis and shall perform all such duties and tasks as delegated to him from time to time by the Company in order to allow for a smooth and comprehensive handover of his position.
1.3    During the Transition Period, the Executive will:

(a)    continue to receive the same Salary currently in effect as of the Effective Date and such Salary shall not be reduced unless there is a comparable reduction in the base salaries of other named executive officers of Signet Jewelers Ltd. (the “Purchaser Parent”) and a written agreement relating to such reduction will be signed between the Parties;
(b)    continue to receive from the Company the benefits set forth in Section 8 (Pension Arrangement), Section 9 (Advanced Study Fund), Section 11 (Vacation), Section 12 (Sick Pay and Recreation Pay) and Section 13 (Indemnification, Reimbursement and Travel Expenses) of the Employment Agreement;

(c)    remain eligible for all other fringe employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to employees of the Company;
(d)    remain subject to the Purchaser Parent’s Stock Ownership Guidelines through the Termination Date;
(e)    remain subject to all policies of the Company and all clawback and other policies of the Purchaser Parent, in each case in effect from time to time, including with respect to any compensation or Additional Vesting Benefits received in connection with this Agreement; and
(f)    not receive any new awards under the STIP or LTIP.
1.4    At any time, the Company may deliver a written notice to Executive specifying an earlier Termination Date as may be determined by the Company in its discretion, provided that the Termination Date shall be no earlier than December 1, 2024. Subject to Section 3.2, if the Company terminates the employment of the Executive prior to the Fiscal 2025 End Date pursuant to this Section 1.4, the Executive will be entitled to receive all remaining, unpaid Salary payments he would have been entitled to receive through the Fiscal 2025 End Date (the “Remaining Salary Payments”). It is hereby clarified that the Transition Period includes any and all prior notice due to the Executive by the Company according to any applicable law and the Executive waives any additional notice regardless of the provisions of the Employment Agreement.
1.5    No later than the Termination Date, the Executive shall transfer all information and documents held and/or prepared by him in the framework of his employment with the Company or that were in his possession or under his control, and all information, data and documents relating to Company projects in which he was involved or otherwise relating to the business of Purchaser Parent or its subsidiaries, to whomever the Company instructs him, in accordance with the instructions and procedures set by the Company and in an organized and appropriate manner.
2.    Final Separation Compensation
2.1    In connection with termination of the employment relationship between the Parties, the Executive shall receive from the Company, the following payments, benefits and letters:
(a)    Severance payments (פיטורים פיצויי), by way of issuing irrevocable instructions to each of the Pension Funds and/or Insurance Policies listed in Annex A (the “Social Benefit Funds”) to transfer and release to the Executive all the rights accumulated therein on account of severance payments contributions of the Company and waiver of any rights of the Company with respect thereto.
(b)    Release and waiver of any rights of the Company with respect to all the funds accumulated in any of the Social Benefit Funds on account of the pension and life insurance contributions of the Company and the Executive, by way of issuing an irrevocable instruction to Social Benefit Funds to transfer and release to the Executive all the rights accumulated therein.
(c)    Release and waiver of any rights of the Company with respect to all the funds accumulated in the Study Fund registered in the Executive’s name, on account of the contributions of the Company and the Executive, by way of issuing an irrevocable instruction to the Study Fund to transfer and release to the Executive all the rights accumulated in said Study Fund.
(d)    Redemption of any unused accumulated vacation days up and until the Termination Date.
(e)    Recreation payments which the Executive shall be entitled to up and until the Termination Date.
2.2    No later than the Termination Date, the Company will provide the Executive a letter confirming his period of employment with the Company.
2.3    All amounts and releases stated above are gross amounts, and the payments thereof shall be made following any legally required tax withholdings by the Company, if any.
3.    The Additional Vesting Benefits
3.1    Subject to Section 3.2 and contingent upon the Executive’s continued employment and full cooperation up and until the Termination Date in accordance with the terms of this Agreement, and the Executive’s execution of this Agreement and as a special consideration for Executive’s post-employment undertakings, as set forth in the Employment Agreement and in Section 5 below, the Executive shall be entitled to the following additional vesting benefits upon termination (collectively, the “Additional Vesting Benefits”):
(a)    STIP Bonus. The Executive shall be entitled to the full portion of the STIP Bonus (if any) for which the Executive would have been eligible to receive had the Executive remained employed with the Company through the Fiscal 2025 End Date, based on actual performance, payable in a lump sum during the STIP Payment Period. If the Executive’s employment terminates during the Transition Period due to the death or Disability of the Executive, the Executive (or his estate or beneficiaries, as the case may be) shall be entitled to receive the same STIP Bonus described in this Section 3.1(a).
(b)    LTIP Awards. For each outstanding award held by Executive that remains subject to vesting under the LTIP as of the Termination Date:
(i)    with respect to each such performance-based award, the Units (as defined in the applicable award agreement) shall vest as of the Vesting Date (as defined in the applicable award agreement) based on actual achievement of the Performance Goals (as defined in the applicable award agreement) during such Performance Cycle (as defined in the applicable award agreement), and shall be payable in accordance with the LTIP and applicable award agreement; and
(ii)    with respect to each such time-based award, 100% of the then-unvested Units (as defined in the applicable award agreement) shall become fully vested and nonforfeitable and the applicable portion of such vested Units shall be settled within 70 days following each then-remaining Vesting Date (as defined in the applicable award agreement) and otherwise in accordance with the terms of the applicable award agreement and the LTIP;
provided that if a Change of Control occurs on or before the Termination Date, then each such outstanding LTIP award will receive the same treatment as determined by the Committee for similar awards in connection with such Change of Control; provided, further, that if the Executive’s employment terminates during the Transition Period due to the death or Disability of the Executive, then each such outstanding LTIP award shall vest and settle in accordance with the terms applicable to termination due to death or Disability, as applicable, set forth in the applicable award agreement and the LTIP.

3.2    It is hereby clarified that if any of the following events occur, the Executive shall not be entitled to either the Additional Vesting Benefits which have not yet been vested or the Remaining Salary Payments: (i) the Executive’s voluntary resignation from the Company prior to the Termination Date (other than a resignation for Good Reason (as defined in the Employment Agreement));
(ii) the Executive ceases to be in Good Standing (as defined below); or (iii) the termination of the Executive employment by the Company for Cause (as defined in the Employment Agreement), provided that a termination shall be deemed for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause; or (iv) breach of Executive’s undertakings in this Agreement including breach of
Executive’s undertaking in Sections 5 (Post-Employment Undertakings) and 6 (Waiver) below. For purposes of this Agreement, “Good Standing” shall mean that during the Transition Period the Executive is actively employed and has continued to perform Executive’s duties and otherwise support the business of the Purchaser Parent and its subsidiaries, including the Company, in accordance with the terms of this Agreement, in good faith, in a professional manner and in compliance with Company policies as deemed satisfactory by the Committee in its discretion, after, if applicable, the Executive receiving at least 15 days’ prior notice of and an opportunity to cure any initial failure to be in Good Standing.
3.3    The Executive acknowledges and agrees that Executive shall not be entitled to any other payments or benefits except as expressly provided in this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall control.
4.    Return of Equipment and Proprietary Rights
4.1    The Executive will return to the Company no later than the Termination Date, any and all equipment, devices or any other work material that belong to the Company, or which have come into his possession and/or made by him in connection with his/her employment with the Company.
4.2    By executing this Agreement, the Executive declares that as of the Termination Date, no equipment, devices or any other work material that belong to the Company, or which will have come into his possession and/or made by him in connection with his employment with the Company will remain in his possession after the Termination Date.
5.    Post-Employment Undertakings

5.1    Without derogating from the above and/or from any obligations under applicable law, the Executive reiterates and reaffirms, and undertakes to fully comply with, all undertakings, including those relating to confidentiality, non-competition, non-solicitation and intellectual property rights, as set forth in the Confidentiality, Non-Interference, And Invention Assignment Agreement (the “PIAA Agreement”) between the Parties, the form of which is attached as Exhibit B to the Employment Agreement; provided, however, that in exchange for the special consideration of the Additional Vesting Benefits, the Executive and Company hereby agree to amend and restate Section 5 (Restrictions on Interfering) of the PIAA Agreement as follows:
Restrictions on Interfering. I acknowledge and agree that the covenants contained in this agreement, including without limitation this Section 5, are in addition to, and not in lieu of, any similar restrictions that I may be bound to by virtue of my Employment Agreement or any other agreement with the Company or Company Group to which I am party, including the Support Agreement dated as of the date hereof, and that the election to enforce the covenants contained herein shall not limit any rights to enforce the covenants contained in such other agreement.

(a)    During the period of my employment with the Company (the “Employment Period”) and for a period of twelve (12) months thereafter (the “Non-Compete Period”), I shall not engage, participate, control or be involved, in any manner whatsoever, directly or indirectly, either as an employee, owner, investor, partner, agent, shareholder, director, consultant, advisor, vendor, service provider or otherwise, whether alone or with others, in any business or other activity which is Materially engaged in or reasonably likely to compete with the Company Group’s Business. “Materially” means deriving more than the lesser of (i) $25,000,000 or
(ii) 25% of its revenue from the sale of jewelry and watches per year as of the applicable date.
(b)    Non-Interference. During the Employment Period and the Post- Termination Restricted Period, I shall not, directly or indirectly for my own account or for the account of any other Person, engage in Interfering Activities
(c)    Definitions. For purposes of this agreement:
(i)    “Business” shall mean the operation of a retail jewelry business that sells diamonds, jewelry, watches and/or associated services, including through e- commerce.
(ii)    “Business Relation” shall mean any current or prospective client, customer, licensee, or supplier of the Company Group with whom I have done business
(i) prior to or during the Employment Period or (ii) in connection with or as a result of my relationship with the Company Group. This term excludes those who have done business with the Company or the Company Group only as a result of a prior business relationship with me that existed prior to my employment with the Company.
(iii)    “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring or participating in the recruitment or hiring (including without limitation through any encouraging, soliciting, or inducing) of any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group or approaching any Person for any of the foregoing purposes.
(iv)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(v)    “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the second anniversary of such date of termination.

(d)    Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding the Company Group or their current or former directors, officers, members, partners or employees in any respect or make any comments concerning any aspect of my relationship with the Company Group or any conduct or events which precipitated any termination of my employment from the Company. However, my obligations under this subparagraph (d) shall not apply to disclosures required or protected by applicable law, regulation, or order of a court or Government Agency.

5.2    Except for the amendment set forth in Section 5.1 hereof, the terms of the PIAA Agreement shall remain in full force and effect in accordance with its terms.
5.3    The Executive further agrees and acknowledges that the Additional Vesting Benefits, detailed in Section 3 above, is an additional special compensation paid to the Executive, inter alia, as a special consideration for said post-employment undertakings.
5.4    Without derogating from the generality of the above, the Executive undertakes to maintain the existence of this Agreement and the terms hereof in strict confidence and not to disclose the existence of this Agreement and/or the terms hereof to any third party whatsoever, other than (i) to his first-degree family members, on a need-to-know basis and subject to their undertaking to maintain confidentiality, (ii) as required under applicable law, or (iii) to the extent necessary in connection with any procedure or action under which Executive is seeking to enforce his rights under this Agreement.

5.5    The Executive’s undertakings under this Section 5 are material and fundamental to this Agreement, and are not restricted in time or by place.

6.    Waiver. The Executive hereby irrevocably confirms that, subject to the above and contingent upon the Company’s and Purchaser Parent full compliance with the terms of this Agreement (including without limitation, any payment obligations hereunder):
6.1    The Executive have received all payments, benefits and rights that he is entitled to with respect to and in connection with his employment with the Company and/or the termination thereof, including salary, social contributions, severance pay, vacation, recreation pay, sick pay, prior notice, travel expenses, bonuses, equity and any other payment, right and/or benefit that is or due to him or to which he is entitled with respect to and in connection with his employment with the Company and/or the termination thereof.
6.2    The Executive irrevocably confirms and undertakes that he nor anyone on his behalf has, nor will have, any suits, claims, demands, damages, debts, liabilities, accounts, obligations, costs, expenses, liens, actions and statutory, contractual or other causes of action of any kind or nature, with respect to or in connection with his employment with the Company and/or any affiliated and/or predecessor entities thereof or the termination thereof, whether known or unknown, suspected or unsuspected, disclosed or undisclosed (the “Waived Claims”), against the Company, any affiliated and/or predecessor entities thereof, their respective current and former officers, directors, employees, shareholders, agents, representatives, attorneys, successors, assigns, anyone on their behalf (the “Released Parties”), and hereby irrevocably releases and absolutely and forever waives and discharges any and all of the Released Parties, from such Waived Claims which the Executive now has, owns or holds or at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against any of the Released Parties, based upon or arising out of any matter, cause, fact, thing, act, omission or conduct whatsoever of any kind or nature whatsoever.
6.3    The Executive hereby confirms that the above release is executed by him, of his free will, after he has had the opportunity to examine any and all rights to which he is entitled by law and/or contract, and that he fully understands the meaning of this release, including the waiver of additional suits, claims and demands even if he had and/or will have such suits, claims or demands.
6.4    The above release constitutes, if necessary, a notice of release and settlement with respect to severance payment for the purposes of Section 29 to the Severance Payment Law, 1963. The Executive hereby confirms for the sake of good order, he is not entitled to severance payment with respect to any STIP or LTIP payments made to him according to this Agreement or the Employment Agreement.
6.5    Notwithstanding the above, the waiver and release provided by Executive under this Section 6 shall not apply to any right Executive have or may have arising from: (i) any D&O insurance, (ii) a director/officer indemnification agreement entered into between Executive and the Company and/or any affiliated and/or predecessor entities thereof (including the Purchaser Parent), or (iii) applicable law to the extent such rights cannot be legally waived.

7.    Miscellaneous
7.1    Without further consideration, each of the Parties hereto shall do and perform or cause to be done and performed all such further acts and things, and execute and deliver all such other agreements, certificates and documents, as the other party may reasonably request in order to carry out the intent and purposes of this Agreement, including without limitation: (i) executing any necessary documents or taking any required actions to formally withdraw as a signatory, officer, director, or similar position in any of the Purchaser Parent or any of its subsidiaries or affiliates, as applicable, including with respect to the seat that the Company or its affiliate has the right to nominate on the board of directors of Sasmat Retail, S.L.; provided that if such removals do not occur on or prior to the Termination Date, the Purchaser Parent shall use commercially reasonable efforts to remove the Executive from such positions after the Termination Date; and (ii) assisting in the transfer of any rights or responsibilities held in such capacities as needed to ensure compliance with legal and corporate governance requirements.
7.2    The Executive shall provide full and continued cooperation in good faith and on a reasonable basis with the Purchaser Parent, its subsidiaries and affiliates and its legal counsel, as may be reasonable, necessary or appropriate: (i) to respond truthfully to any inquiries that may arise with respect to matters that the Executive was responsible for or involved with during the Executive’s employment with the Company; (ii) to furnish to the Purchaser Parent, as reasonably requested, from time to time, the Executive’s honest and good faith advice, information, judgment and knowledge with respect to all practices in which the Executive was involved at the Purchaser Parent and its subsidiaries, and their respective employees; (iii) in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which the Executive may be involved as a party and/or in which the Purchaser Parent determines, in its sole discretion, that the Executive is a relevant witness and/or possesses relevant information; and (iv) in connection with any and all legal matters relating to the Purchaser Parent, its subsidiaries and affiliates, and each of their respective past and present employees, managers, directors, officers, administrators, shareholders, members, agents, and attorneys, in which the Executive may be called as an involuntary witness (by subpoena or other compulsory process) served by any third-party, including, without limitation, providing the Purchaser Parent with written notice of any subpoena or other compulsory process served on the Executive within forty-eight (48) hours of its occurrence. In connection with the matters described in this Section 7.2, the Executive agrees to notify, truthfully communicate and be represented by, and provide reasonable requested information to, the Purchaser Parent’s counsel, to fully cooperate and work in good faith with such counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon the Executive, any depositions, interviews, responses, appearances or other legal matters, and to testify truthfully and honestly with respect to all matters. For the avoidance of doubt, the Purchaser Parent has no obligation to provide the Executive with separate counsel in connection with any such matter. The Company shall reimburse the Executive for reasonable expenses, such as travel, lodging and meal expenses, incurred by the Executive pursuant to this Section 7.2 at the Company’s request, and consistent with the Company’s policies for employee expenses.
The Executive further acknowledges that all documents prepared by or on behalf of the Purchaser Parent or any of its subsidiaries pertaining to the affairs of or any legal matter relating to the Purchaser Parent or any of its subsidiaries, which may be provided to the Executive or to which the Executive may be given access pursuant to this 7.2 in connection with the Executive’s cooperation hereunder with respect to any legal matter relating to the Purchaser Parent or its affiliates, are, and shall remain, the property of the Purchaser Parent at all times. Except as required by applicable law or court order, the Executive shall not disclose any information or materials received in connection with any legal matter relating to the Purchaser Parent or any of its subsidiaries.
All communications by the Purchaser Parent, its subsidiaries and/or affiliates, and its lawyers to the Executive and all communications by the Executive to the Purchaser Parent, its subsidiaries and/or affiliates and its lawyers, in connection with any legal matter relating to the Purchaser Parent, its subsidiaries and/or affiliates, shall, to the fullest extent permitted by law, be privileged and confidential and subject to the work product doctrine. No such communication, information, or work product shall be divulged by the Executive to any person or entity, except at the specific direction of an authorized representative of the Purchaser Parent and its lawyers.
Executive recognizes that the breach of this Section 7.2 will cause serious and irreparable injury to the Company.

7.3    This Agreement is personal and exclusively encompasses everything which has been agreed between the Parties with respect to the subject matters herein and no negotiations, statements, representations, undertakings or agreements made, if at all, in writing or orally, expressly implied between the Parties prior to the signature of this Agreement, shall be of any effect.
7.4    The Executive will bear and pay all taxes and/or other compulsory payments applicable in respect of all the amounts and benefits payable or granted, to him pursuant to this Agreement, in accordance with applicable law.
7.5    No conduct of either of the Parties will be deemed to be a waiver of any of that Party’s rights under this Agreement or at law and/or as a waiver or consent on the part of such Party to any breach or non-performance of any condition, unless the waiver, consent, deferral, variation, cancellation or addition have been made expressly and in writing, and signed by the Parties.
7.6    No modification of this Agreement shall be of any effect nor will it be possible to amend or vary any of the terms thereof unless effected by written document signed by the Parties. For the avoidance of doubt, it is clarified that none of the terms of this Agreement may be altered through conduct, custom or otherwise.
7.7    The addresses of the Parties for the purposes of this Agreement are as set out in the preamble thereto and all notices sent by registered mail by one party to the other according to such address, will be deemed to have been received by the addressee 3 days after being posted in Israel, 1 day after being sent by email and, if delivered personally, at the time of the delivery thereof.
7.8    This Agreement, the validity, interpretation and performance thereof will be governed by the laws of the State of Israel and the competent courts in Tel Aviv shall have the exclusive jurisdiction over any issue arising from this Agreement and all disputes shall be submitted to such court, and no other legal forum shall have any jurisdiction over issues arising from this Agreement.
7.9    This Agreement will come into effect upon its signature by both Parties. This Agreement may be executed electronically and in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

Executive

Signature: /s/ Oded Edelman
Name:    Oded Edelman

R2Net Israel Ltd.

Signature: /s/ Joan Hilson
Name:    Joan Hilson Title:     Director

[Signature page to Transition and Separation Agreement]